Exhibit 99.1

Kirk Hachigian Named to PACCAR Board

November 4, 2008, Bellevue, Washington – Mr. Kirk S. Hachigian has been named to PACCAR Inc’s (Nasdaq:PCAR) Board of Directors, effective December 9, 2008, according to Mark C. Pigott, PACCAR chairman and chief executive officer.

Mr. Hachigian is chairman, chief executive officer and president of Cooper Industries Ltd., a manufacturer of electrical products and tools.  He was named president and joined Cooper’s board in 2004.  In 2005, he was named chief executive officer and became chairman in 2006.  During his seven years with Cooper Industries, he has been instrumental in growing the company worldwide.  Mr. Hachigian earned a master’s degree in business administration from The Wharton School.

“PACCAR is very pleased that Kirk Hachigian will be joining the Board.  His experience in manufacturing high-quality products throughout the world will provide a strong perspective that will benefit PACCAR in its global growth,” said Mark Pigott.

PACCAR is a global technology leader in the design, manufacture and customer support of  high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates.  It also provides financial services and information technology and distributes truck parts related to its principal business.

PACCAR shares are traded on the Nasdaq Stock Market, symbol PCAR, and its homepage is www.paccar.com.